EXHIBIT 5.3

                             Resignation of Director

I, Elizabeth Yaeger, resign as Director of 12 to 20 Plus, Inc. there being no disagreements or conflicts with the company.

Dated: this 19th day of January, 2005


/s/Elizabeth Yaeger
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   Elizabeth Yaeger